EXHIBIT 10.17.1.

AMENDMENT NO. 1 TO THE
MONSANTO COMPANY ERISA PARITY
SAVINGS AND INVESTMENT PLAN
(As Amended and Restated as of December 31, 2008
And Subsequently Amended Through June 11, 2012)

WHEREAS, Monsanto Company, a Delaware corporation (the “Company”), maintains the Monsanto Company ERISA Parity Savings and Investment Plan (the “Plan”) for the benefit of its eligible employees;

WHEREAS, the Plan was amended and restated in its entirety effective December 31, 2008 and was subsequently amended through June 11, 2012;

WHEREAS, pursuant to Section 10.2 of the Plan, the Company reserved the right, through its Board People Committee, to amend the Plan from time to time; and

WHEREAS, the Company desires to amend the Plan to affirm that the provisions of the Plan do not apply to “catch up” contributions made under the Monsanto Company Savings and Investment Plan;

NOW, THEREFORE, effective immediately, the Plan is amended as follows:

1.    Section 3.1 (s) is amended in its entirety to read as follows:

“(s)    “Excess Eligible Earnings” means an Eligible Employee's Eligible Earnings for a year earned after the earlier of:

(i)	The date the Eligible Employee's eligible earnings (as defined in the SIP Plan for purposes of the SIP Plan) equal the Compensation Limitation; or

(ii)	The date the sum of the following amounts equals the Section 415 Limitation:

1)	The Eligible Employee's Before-Tax Contributions to the SIP Plan for the year (exclusive of any Catch-Up Contributions made in accordance with Section 4.6 of the SIP Plan);

2)	The Eligible Employee's After-Tax Contributions to the SIP Plan for the year; and

3)
For years ending prior to January 1, 2013, an amount equal to 60 percent of the Eligible Employee's aggregate Matched Before-Tax Contributions and Matched After-Tax Contributions to the SIP Plan except that in respect of the 2012 Plan Year of the SIP Plan, the applicable percentage of an Eligible Employee's Aggregate Match Before-Tax Contributions to the SIP Plan for these purposes will be 80 percent rather than 60 percent if such Eligible Employee is in Employee Group B, as defined in the SIP Plan, during the 2012 Plan Year. For years beginning on and after January 1, 2013, an amount equal to 80 percent of the Eligible Employee's Aggregate matched Before-Tax Contributions and Matched AfterTax Contributions to the SIP Plan. To the extent that the Employer makes any portion of its matching contribution to the SIP Plan on behalf of an Eligible Employee in the form of Employer securities from the ESOP, the amount of such contribution shall be discounted by the ESOP Loan factor set by the Company before the beginning of the year for purposes of this 3.1(s)(ii). Any portion of the Company matching contribution to the SIP Plan made in cash will not be subject to any discount for purposes of this 3.1(s)(ii).”

2.    Section 4.1(a)(i) is amended in its entirety to read as follows:

“(a)    Deferral Elections.

(i)
Each Eligible Employee shall have the opportunity to elect to have a portion of his Excess Eligible Earnings for a year credited to the Eligible Employee's SIP Parity Account instead of being paid in cash. A Deferral Election shall be made and become irrevocable no later than August 31 of the year prior to the year to which it applies, or such earlier time as may be determined by the Company, consistent with the requirements of Code Section 409A and Treas. Reg. § 1.409A-2(a) (or successor provisions). An Eligible Employee's deferral election under the SIP Plan with respect to compensation paid in a year shall be made at the same time as his Deferral Election under this Plan with respect to Excess Eligible Earnings paid in the same year, subject to the right to subsequently change such SIP Plan election to the extent required by the regulations under Code Section 401(k). A Deferral Election under this Plan shall apply to 1% to 25% of the Eligible Employee's Excess Eligible Earnings for a year, as elected by the Eligible Employee (or such other amounts as the Company shall designate). The Company may, from time to time, provide separate rules governing the application of Deferral Elections to Incentive Pay.

For years prior to 2008, the percentage of Excess Eligible Earnings deferred by an Eligible Employee under this Plan was required to be the same as the percentage of compensation deferred by the Eligible Employee under the SIP Plan. As provided above, for deferrals in 2008 and subsequent years, an Eligible Employee may make separate deferral elections and designate different contribution percentages under this Plan and the SIP Plan and both deferral elections shall become irrevocable at the same time.

The above-referenced rules shall not apply to any election made by an Eligible Employee to make Catch-Up Contributions to the SIP Plan in accordance with Section 4.6 of the SIP Plan. Any such election to make Catch-Up Contribution to the SIP Plan shall have no impact upon the amounts creditable to an Eligible Employee under this Plan.”

3.
Except as otherwise expressly set forth in this Amendment No. 1 to the Monsanto Company ERISA Parity Savings and Investment Plan, all other provisions of the Plan shall remain in full force and effect.